UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

NATURAL HEALTH TRENDS CORP.

(Name of Registrant as Specified In Its Charter)

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NATURAL HEALTH TRENDS CORP.
SUPPLEMENT TO PROXY STATEMENT DATED APRIL 30, 2007
June 11, 2007
TO OUR STOCKHOLDERS:
     This notice supplements the Proxy Statement dated April 30, 2007 that was recently mailed to you.
     As you may know, Sir Brian Wolfson, a long-time member of the Board of Directors of Natural Health Trends Corp. (“NHTC”), passed away on May 10, 2007. Sir Brian had served as Vice Chairman of the Board of Directors since March 2006 and, prior to that, as Chairman of the Board of Directors since 2003. NHTC is grateful for his many years of service and mourns his passing.
     On May 23, 2007, our Nominating Committee recommended and our Board of Directors approved the election of Stefan W. Zuckut to the Board of Directors of NHTC. Mr. Zuckut took the seat on the Board of Directors of NHTC previously held by Sir Brian. In addition to his election to the Board of Directors, Mr. Zuckut was appointed a member of the Audit Committee and the Compensation Committee. In connection with the election of Mr. Zuckut, NHTC’s Board of Directors determined that Mr. Zuckut qualifies as an independent director under Nasdaq Marketplace Rule 4200.
     The Nominating Committee of the Board of Directors of NHTC has recommended, and the Board of Directors of NHTC has nominated, Mr. Zuckut as a substitute nominee in the place of Sir Brian for election at the Annual Meeting of Stockholders to be held on Monday, June 25, 2007, at 9:00 a.m., Central Daylight Time, at NHTC’s offices at 2050 Diplomat Drive, Dallas, Texas 75234. The Board of Directors recommends that Mr. Zuckut be elected at the Annual Meeting of Stockholders to serve until the next annual meeting of stockholders. Some biographical information regarding Mr. Zuckut is provided as follows:
     Stefan W. Zuckut. Mr. Zuckut, age 46, has served as a director of NHTC since May 23, 2007. Mr. Zuckut has since November 2005 served as Vice President, Corporate Development with Blade Network Technologies, Inc., a computer networking company. He was a partner of Top Sight Capital, a hedge fund, from January 2005 to May 2005, and served as an analyst for Bowman Capital, a hedge fund, from July 2003 to December 2004. From October 1999 to April 2003, he served as Manager, Corporate Development, for Agilent Technologies, Inc., which provides electronic and chemical measurement solutions to various industries. Prior to that, he worked in various professional positions at Atlantic Richfield Co., Mattel Inc. and McKinsey & Co.
     The designated proxies that will vote at the Annual Meeting of Stockholders, Chris Sharng and Gary C. Wallace, have indicated that they intend to vote all shares for which proxy cards are duly received that instruct the proxies to vote “For All Nominees” (and without striking any nominee names) in favor of the election of Mr. Zuckut and the other listed nominees, Randall A. Mason and Anthony B. Martino.
     If you have already submitted your proxy card, then you may take either of the following courses of action:
•	You may do nothing further. In the event that you marked your proxy card “For All Nominees” (without striking any nominee names), then your shares will be voted in favor of Mr. Zuckut, as well as Messrs. Mason and Martino. In the event that you either struck the name of any nominee or marked the proxy card to “Withhold Authority for All Nominees,” your shares will be voted as you indicated and will not be voted in favor of Mr. Zuckut.

•	If you wish to change the manner in which your shares will be voted from that indicated on your proxy card, then you may revoke your proxy by submitting a signed, written instrument to such effect to the following address:
Natural Health Trends Corp.
2050 Diplomat Drive
Dallas, Texas 75234
Attn: Gary C. Wallace, Secretary
You may also revoke your proxy by attending the Annual Meeting of Stockholders and voting your shares at that time or by submitting a new proxy card. In order to request a new proxy card, please send a written request to the above address. Upon your receipt of the new proxy card, please complete and properly sign the new proxy card and return it, indicating the manner in which you wish to have your shares voted (if you wish to vote in favor of Mr. Zuckut but not for one or more of the other nominees, then you may substitute the name of Mr. Zuckut for that of Sir Brian Wolfson).
If you have not yet submitted your proxy card, then you may take either of the following courses of action:
•	If you wish to have your shares voted in favor of the election of Mr. Zuckut and the other listed nominees, Randall A. Mason and Anthony B. Martino, then mark your proxy card “For All Nominees” (without striking any nominee names) and otherwise complete and properly sign the proxy card and return it.

•	If you wish to have your shares voted for some but not all nominees, or if you wish to “Withhold Authority For All Nominees,” then properly complete and sign the proxy card and return it (if you wish to vote in favor of Mr. Zuckut but not for one or more of the other nominees, then you may substitute the name of Mr. Zuckut for that of Sir Brian Wolfson).
Thank you for your attention to this important matter.

By Order of the Board of Directors
/s/ Gary C. Wallace
Gary C. Wallace
Secretary

Dated at Dallas, Texas
this 11th day of June, 2007